Exhibit 99.1

Delphi Technologies reports second quarter 2019 financial results, updates full year outlook

Largest ever commercial win and continued operational progress, despite more challenging macro and industry dynamics

LONDON - August 1, 2019 - Delphi Technologies PLC (NYSE: DLPH) (“Delphi Technologies” or the “Company”), a global leader in vehicle propulsion systems, today reported second quarter 2019 U.S. GAAP earnings of $0.31 per diluted share compared to $0.97 per diluted share for the prior year period. Excluding special items, second quarter earnings totaled $0.58 per diluted share compared to $1.29 per diluted share for the prior year period. The Company also reported revenue of $1.1 billion for the quarter and $2.3 billion for the year-to-date period, a decrease of 9% and 10% compared to $1.2 billion and $2.5 billion for the respective equivalent prior periods, on a U.S. GAAP basis. Adjusting for currency exchange, the second quarter and year-to-date revenue decreased 5% and 6%, respectively.

Second quarter highlights

•	Revenue of $1.1 billion, down 9% on a U.S. GAAP basis and down 5% on a constant currency basis, year-on-year

•	U.S. GAAP net income of $27 million, diluted earnings per share of $0.31

◦	Excluding special items, earnings of $0.58 per diluted share

•	U.S. GAAP operating income of $56 million, or 5.0% margin

◦	Adjusted operating income of $81 million, or 7.2% margin

•	Generated $70 million of cash from operating activities

•	Returned $15 million to shareholders through share repurchases
Year-to-date highlights

•	Revenue of $2.3 billion, down 10% on U.S. GAAP basis and down 6% on a constant currency basis, year-on-year

•	U.S. GAAP net income of $43 million, diluted earnings per share of $0.49

◦	Excluding special items, earnings of $1.25 per diluted share

•	U.S. GAAP operating income of $111 million, or 4.9% margin

◦	Adjusted operating income of $168 million, or 7.4% margin

•	Generated $91 million of cash from operating activities

•	Returned $30 million to shareholders through share repurchases

CEO comments
“I am pleased with the progress we made in the second quarter, despite a challenging industry and macro environment, particularly in China.” said Richard F. Dauch, Chief Executive Officer of Delphi Technologies. “We established a new company vision and mission, simplified our organizational structure and continued to improve our execution on key initiatives. Consistent with our mission to make vehicles drive cleaner, better and further, we secured a number of key wins, including our largest Power Electronics program. We also announced our industry-first 500+ bar GDi system, which will significantly improve vehicle emissions. Our leadership in propulsion technologies, customer focus and differentiated value proposition for both passenger cars and commercial vehicles underscores my confidence in our long-term growth potential. In the shorter-term, we remain focused on delivering improved underlying profitability, and creating value for all our stakeholders.”

Second quarter 2019 results
The Company reported second quarter 2019 revenue of $1.1 billion, a decrease of 9% from the prior year period, on a U.S. GAAP basis. Adjusted for currency exchange, revenue decreased by 5% in the second quarter. Adjusted revenue, a non-GAAP financial measure defined below, reflects a decrease of 7% in Powertrain Systems and an increase of 3% in Aftermarket. On a regional basis, adjusted revenue also reflects decreases of 10% in both North America and in Asia Pacific, partially offset by growth of 3% in South America and consistent revenue in Europe.

The Company reported second quarter 2019 U.S. GAAP net income of $27 million and net income of $0.31 per diluted share, compared to $86 million and $0.97 per diluted share in the prior year period. Second quarter Adjusted Net Income, a non-GAAP financial measure defined below, totaled $51 million, or $0.58 per diluted share, which compares to Adjusted Net Income in the prior year period of $115 million, or $1.29 per diluted share. The decrease in Adjusted Net Income was primarily due to unfavorable product mix, most notably a decrease in revenues of higher margin diesel fuel injection systems, and an increase in revenues of lower margin advanced gasoline direct injection fuel systems. In addition, the decrease in Adjusted Net Income was also impacted by decreased volume and adverse currency exchange movements, partially offset by improvements in operational performance.

Second quarter U.S. GAAP operating income was $56 million, compared to $122 million in the prior year period. Adjusted Operating Income, a non-GAAP financial measure defined below, was $81 million, compared to $156 million in the prior year period. Adjusted Operating Income margin decreased 550 basis points in the second quarter of 2019 to 7.2%, compared with 12.7% in the prior year period. The decrease in Adjusted Operating Income was primarily due to unfavorable product mix as referenced above, lower volume and adverse currency exchange movements, partially offset by continued improvements in operational performance. Depreciation and amortization expense (including asset impairment charges and amortization of deferred debt issuance costs) totaled $58 million in the second quarter as compared to $49 million in the prior year period.

Interest expense for the second quarter totaled $18 million, as compared to $19 million interest expense in the prior year period.

U.S. GAAP tax expense in the second quarter of 2019 was $14 million, resulting in an effective tax rate of approximately 30%, compared to $20 million, or an effective rate of 19%, in the prior year period. The increase in the effective tax rate primarily reflects the impacts of unfavorable changes in geographic income mix.

The Company generated net cash flow from operating activities of $70 million in the second quarter, compared to $164 million in the prior year period, which primarily reflects the decline in net income and decreased net working capital. With respect to cash flow used in investing activities, capital expenditures totaled $103 million in the second quarter, compared to $57 million in the prior year period. The increased spending is primarily due to investments to support long-term growth in key technologies, particularly gasoline direct injection fuel systems and power electronics products, as well as higher capital expenditures related to becoming a stand-alone public company.

Year-to-date 2019 results
For the six months ended June 30, 2019, the Company reported revenue of $2.3 billion a decrease of 10% from the prior year period, on a U.S. GAAP basis. Adjusted for currency exchange, revenue decreased by 6% during the period. Adjusted revenue reflects a decrease of 7% in Powertrain Systems and 2% in Aftermarket. On a regional basis, adjusted revenue also reflects decreases of 18% in Asia Pacific and 7% in North America, partially offset by growth of 2% in Europe and 5% in South America.

For the 2019 year-to-date period, the Company reported 2019 U.S. GAAP net income of $43 million and net income of $0.49 per diluted share, compared to $184 million and $2.07 per diluted share in the prior year period. Year-to-date Adjusted Net Income totaled $110 million, or $1.25 per diluted share, which compares to Adjusted Net Income in the prior year period of $231 million, or $2.60 per diluted share. The decrease in Adjusted Net Income was primarily due to unfavorable product mix, most notably a decrease in revenues of higher margin diesel fuel injection systems, and an increase in revenues of lower margin advanced gasoline direct injection fuel systems. In addition, the decrease in Adjusted Net Income was also impacted by lower volume and adverse currency exchange movements, partially offset by improvements in operational performance.

The Company reported U.S. GAAP operating income of $111 million for the six months ended June 30, 2019, compared to $260 million in the prior year period. Adjusted Operating Income, a non-GAAP financial measure defined below, was $168 million for the six months ended June 30, 2019, compared to $315 million in the prior year period. Adjusted Operating Income margin decreased 510 basis points for the six months ended June 30, 2019 to 7.4%, compared to 12.5% in the prior year period. The decrease in Adjusted Operating Income was primarily due to unfavorable product mix as referenced above, lower volume and adverse currency exchange movements, partially offset by improvements in operational performance. Depreciation and amortization expense (including asset impairment charges and amortization of deferred debt issuance costs) totaled $112 million as compared to $100 million in the prior year period.

Interest expense for the six months ended June 30, 2019 totaled $36 million, as compared to $39 million in the prior year period.

U.S. GAAP tax expense for the six months ended June 30, 2019 was $22 million, resulting in an effective tax rate of approximately 31%, compared to $42 million, or an effective rate of 18%, in the prior year period. The increase in the effective tax rate primarily reflects the impacts of unfavorable changes in geographic income mix.

The Company generated net cash flow from operating activities of $91 million in the six months ended June 30, 2019, compared to $239 million in the prior year period, primarily due to the decrease in net income. With respect to cash flow used in investing activities, capital expenditures totaled $234 million during the six months ended June 30, 2019, compared to $123 million in the prior year period. The increased spending is primarily due to investments to support long-term growth in key technologies, particularly gasoline direct injection fuel systems and power electronics, as well as higher capital expenditures related to becoming a stand-alone public company.

Revised full year 2019 outlook
The Company’s full year 2019 financial outlook is as follows:

(in millions, except per share amounts)
Outlook	Full Year 2019
Revenue	$4,425 - $4,475
Adjusted operating income margin*	~8%
Adjusted net income per share*	$2.65 - $2.85
Cash flow from operations	$280 - $310
Capital expenditures	$315 - $325
Adjusted effective tax rate*	~18%

*
The Company does not provide forward-looking operating income, net income per share or effective tax rate on a U.S. GAAP basis, or a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, due to the difficulty in predicting with a reasonable degree of certainty extraordinary expenses that the Company may incur, or extraordinary benefits that the Company may realize, during the financial outlook period presented. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results during the financial outlook period presented.

Conference call and webcast
The Company will host a conference call to discuss these results at 8:30 a.m. (EDT) / 1:30 p.m. (BST) today, which is accessible by dialing 866.761.8621 (US domestic) or +1 703.925.2612 (international) or through a webcast at http://ir.delphi.com. The conference ID number is 5798291. A slide presentation will accompany the prepared remarks and has been posted on the investor relations section of the Company’s website. A replay will be available two hours following the conference call.

Use of non-GAAP financial information
This press release contains information about Delphi Technologies’ financial results which are not presented in accordance with U.S. GAAP. Specifically, Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income per Share and the Adjusted Effective Tax Rate are non-GAAP financial measures. Adjusted Operating Income represents net income before interest expense, other (expense) income, net, income tax expense, equity income, net of tax, restructuring, separation costs, asset impairments and pension charges. Adjusted Operating Income margin is defined as Adjusted Operating Income as a percentage of net sales.

Adjusted Net Income represents net income attributable to Delphi Technologies before restructuring and other special items, including the tax impact thereon. Adjusted Net Income per Share represents Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Adjusted Effective Tax Rate represents income tax expense less the income tax related to the adjustments noted above for Adjusted Net Income, divided by income before income taxes less adjustments.

In addition, this press release contains information about the Company’s adjusted revenue, which is presented on a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods. Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period. The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar. The Company believes that this presentation provides useful supplemental information regarding changes in our revenue that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its revenue between comparative periods.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position, results of operations and liquidity. In particular, management believes Adjusted Operating Income, Adjusted Net Income and Adjusted Net Income per Share are useful measures in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and that may obscure underlying business results and trends. Management also uses these non-GAAP financial measures for internal planning and forecasting purposes.

Such non-GAAP financial measures are reconciled to the most directly comparable U.S. GAAP financial measures in the attached supplemental schedules at the end of this press release. Non-GAAP measures should not be considered in isolation or as a substitute for the Company’s reported results prepared in accordance with U.S. GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Forward-looking statements
This press release, as well as other statements made by Delphi Technologies PLC, contain forward-looking statements that reflect, when made, the Company’s current views with respect to future events and financial performance and, in particular, the Company’s 2019 outlook.  Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from any future results. All statements that address future operating, financial or business performance or the Company’s strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” the negatives thereof and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global and regional economic conditions, including conditions affecting the credit market and those resulting from the United Kingdom referendum held on June 23, 2016 in which voters approved an exit from the European Union, commonly referred to as “Brexit”;  risks inherent in operating as a global company, such as, fluctuations in interest rates and foreign currency exchange rates and economic, political and trade conditions around the world; the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to the Company’s products; the Company’s ability to maintain contracts that are critical to its operations; potential changes to beneficial free trade laws and regulations such as the North American Free Trade Agreement; the ability of the Company to achieve the intended benefits from its separation from its former parent or from acquisitions the Company may make; the ability of the Company to attract, motivate and/or retain key executives; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers; the ability of the Company to attract and retain customers; changes in the costs of raw materials; the Company’s indebtedness, including the amount thereof and capital availability and cost; the cost and outcome of any claims, legal proceedings or investigations; the failure or breach of information technology systems; severe weather conditions and natural disasters and any resultant disruptions on the supply or production of goods or services or customer demands; acts of war and/or terrorism, as well as the impact of actions taken by governments as a result of further acts or threats of terrorism; and the timing and occurrence (or non-occurrence) of other events or circumstances that may be beyond the Company’s control.
Additional factors are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s filings with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.
About Delphi Technologies
Delphi Technologies is a global provider of propulsion technologies that make vehicles drive cleaner, better and further. It offers pioneering solutions for internal combustion engine, hybrid and electric passenger cars and commercial vehicles. Delphi Technologies builds on its Original Equipment expertise to provide leading service solutions for the aftermarket. Headquartered in London (UK), the company operates technical centers, manufacturing sites, customer support service centers in 24 countries and employs more than 21,000 people around the world. Visit www.delphi.com to learn more.

Contacts:

Investor Relations:
Sherief Bakr
sherief.bakr@delphi.com
+1 212.220.9215

Media:
Marie-Pierre Ygrie (Global)
marie.pierre.ygrie@delphi.com
+33 1 34 30 34 08

Kristen Kinley (USA)
kristen.kinley@delphi.com
+1 248.535.3930

# # #

DELPHI TECHNOLOGIES PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in millions, except per share amounts)
Net sales	$1,121	$1,232	$2,272	$2,528
Operating expenses:
Cost of sales	955	991	1,938	2,037
Selling, general and administrative	103	105	207	202
Amortization	2	2	8	6
Restructuring	5	12	8	23
Total operating expenses	1,065	1,110	2,161	2,268
Operating income	56	122	111	260
Interest expense	(18)	(19)	(36)	(39)
Other income (expense), net	8	4	(4)	10
Income before income taxes and equity income	46	107	71	231
Income tax expense	(14)	(20)	(22)	(42)
Income before equity income	32	87	49	189
Equity (loss) income, net of tax	(1)	3	1	6
Net income	31	90	50	195
Net income attributable to noncontrolling interest	4	4	7	11
Net income attributable to Delphi Technologies	$27	$86	$43	$184

Net income per share attributable to Delphi Technologies:
Basic	$0.31	$0.97	$0.49	$2.07
Diluted	$0.31	$0.97	$0.49	$2.07
Weighted average ordinary shares outstanding:
Basic	87.77	88.78	88.11	88.75
Diluted	88.11	89.05	88.33	88.98

Cash dividends declared per share	$—	$0.17	$—	$0.34

DELPHI TECHNOLOGIES PLC
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(Unaudited)
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$162	$359
Restricted cash	1	1
Accounts receivable, net	884	878
Inventories, net	553	521
Other current assets	178	172
Total current assets	1,778	1,931
Long-term assets:
Property, net	1,509	1,445
Investments in affiliates	39	44
Intangible assets, net	61	69
Goodwill	7	7
Deferred income taxes	273	280
Other long-term assets (1)	236	117
Total long-term assets	2,125	1,962
Total assets	$3,903	$3,893
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$39	$43
Accounts payable	832	906
Accrued liabilities (1)	443	428
Total current liabilities	1,314	1,377
Long-term liabilities:
Long-term debt	1,475	1,488
Pension and other postretirement benefit obligations	408	467
Other long-term liabilities (1)	206	123
Total long-term liabilities	2,089	2,078
Total liabilities	3,403	3,455
Total Delphi Technologies shareholders’ equity	357	292
Noncontrolling interest	143	146
Total shareholders’ equity	500	438
Total liabilities and shareholders’ equity	$3,903	$3,893

(1) The Company adopted Accounting Standards Update 2016-2, Leases (Topic 842), in the first quarter of 2019 using the optional modified retrospective transition method and did not recast the comparative periods. As of June 30, 2019, operating lease assets of $117 million are included in other long-term assets. Additionally, operating lease liabilities of $120 million were recorded as of June 30, 2019, of which $21 million is included in accrued liabilities and $99 million is included in other long-term liabilities.

DELPHI TECHNOLOGIES PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2019	2018
	(in millions)
Cash flows from operating activities:
Net income	$50	$195
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	112	100
Restructuring expense, net of cash paid	(11)	(17)
Deferred income taxes	(2)	3
Pension and other postretirement benefit expenses	18	22
Income from equity method investments, net of dividends received	(1)	(6)
Other, net	8	10
Changes in operating assets and liabilities:
Accounts receivable, net	(6)	64
Inventories	(32)	(22)
Accounts payable	(13)	(72)
Other, net	(6)	(15)
Pension contributions	(26)	(23)
Net cash provided by operating activities	91	239
Cash flows from investing activities:
Capital expenditures	(234)	(123)
Proceeds from sale of property	5	1
Proceeds from insurance settlement claims	—	1
Cost of technology investments	—	(7)
Settlement of undesignated derivatives	(1)	(10)
Net cash used in investing activities	(230)	(138)
Cash flows from financing activities:
Net repayments under other short-term debt agreements	—	(2)
Repayments under long-term debt agreements	(19)	(9)
Dividend payments of consolidated affiliates to minority shareholders	(8)	(10)
Repurchase of ordinary shares	(29)	—
Distribution of cash dividends	—	(30)
Taxes withheld and paid on employees’ restricted share awards	(2)	(5)
Net cash used in financing activities	(58)	(56)
Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	—	(12)
Decrease in cash, cash equivalents and restricted cash	(197)	33
Cash, cash equivalents and restricted cash at beginning of period	360	339
Cash, cash equivalents and restricted cash at end of period	$163	$372

DELPHI TECHNOLOGIES PLC
FOOTNOTES
(Unaudited)

1. Segment Summary

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	%	2019	2018	%
	(in millions)			(in millions)
Net Sales
Powertrain Systems	$971	$1,086	(11)%	$1,991	$2,239	(11)%
Aftermarket	214	215	0%	407	432	(6)%
Eliminations and Other (1)	(64)	(69)		(126)	(143)
Net Sales	$1,121	$1,232		$2,272	$2,528

Adjusted Operating Income
Powertrain Systems	$64	$134	(52)%	$140	$276	(49)%
Aftermarket	17	22	(23)%	28	39	(28)%
Adjusted Operating Income	$81	$156		$168	$315

(1) Eliminations and Other includes the elimination of inter-segment transactions.

2. Weighted Average Number of Diluted Shares Outstanding
The following table illustrates the weighted average shares outstanding used in calculating basic and diluted net income per share attributable to Delphi Technologies for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in millions, except per share data)
Weighted average ordinary shares outstanding, basic	87.77	88.78	88.11	88.75
Dilutive shares related to RSUs	0.34	0.27	0.22	0.23
Weighted average ordinary shares outstanding, including dilutive shares	88.11	89.05	88.33	88.98
Net income per share attributable to Delphi Technologies:
Basic	$0.31	$0.97	$0.49	$2.07
Diluted	$0.31	$0.97	$0.49	$2.07

DELPHI TECHNOLOGIES PLC
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures, including “Adjusted Operating Income,” “Adjusted Net Income” and “Adjusted Net Income per Share.” Such non-GAAP financial measures are reconciled to their closest U.S. GAAP financial measure in the following schedules.

Adjusted Operating Income: Adjusted Operating Income is presented as a supplemental measure of the Company’s financial performance which management believes is useful to investors in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and which may obscure underlying business results and trends. Management utilizes Adjusted Operating Income in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Management also utilizes Adjusted Operating Income as the key performance measure of segment income or loss and for planning and forecasting purposes to allocate resources to the Company’s segments, as management also believes this measure is most reflective of the operational profitability or loss of the operating segments. Adjusted Operating Income is defined as net income before interest expense, other income (expense), net, income tax expense, equity (loss) income, net of tax, restructuring, separation costs, asset impairments and pension charges. Not all companies use identical calculations of Adjusted Operating Income, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company’s 2019 outlook was determined using a consistent manner and methodology.

Consolidated Adjusted Operating Income
	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
	($ in millions)
	$	Margin	$	Margin	$	Margin	$	Margin
Net income attributable to Delphi Technologies	$27		$86		$43		$184
Net income attributable to noncontrolling interest	4		4		7		11
Net income	31		90		50		195
Equity loss (income), net of tax	1		(3)		(1)		(6)
Income tax expense	14		20		22		42
Other (income) expense, net	(8)		(4)		4		(10)
Interest expense	18		19		36		39
Operating income	56	5.0%	122	9.9%	111	4.9%	260	10.3%
Restructuring	5		12		8		23
Separation costs (1)	13		21		31		31
Asset impairments	5		1		8		1
Pension charges (2)	2		—		10		—
Adjusted operating income	$81	7.2%	$156	12.7%	$168	7.4%	$315	12.5%

(1) Separation costs include one-time incremental expenses associated with becoming a stand-alone publicly-traded company.
(2) Pension charges include additional contributions to defined contribution plans, other payments to impacted employees and other related expenses resulting from the freeze of future accruals for nearly all U.K. defined benefit pension plans.

Segment Adjusted Operating Income
(in millions)
Three Months Ended June 30, 2019	Powertrain Systems	Aftermarket	Eliminations and Other	Total
Operating income	$43	$13	$—	$56
Restructuring	4	1	—	5
Separation costs (1)	11	2	—	13
Asset impairments	4	1	—	5
Pension charges (2)	2	—	—	2
Adjusted operating income	$64	$17	$—	$81

Depreciation and amortization (3)	$55	$2	$—	$57

Three Months Ended June 30, 2018	Powertrain Systems	Aftermarket	Eliminations and Other	Total
Operating income	$105	$17	$—	$122
Restructuring	11	1	—	12
Separation costs (1)	17	4	—	21
Asset impairments	1	—	—	1
Adjusted operating income	$134	$22	$—	$156

Depreciation and amortization (3)	$47	$1	$—	$48

Six Months Ended June 30, 2019	Powertrain Systems	Aftermarket	Eliminations and Other	Total
Operating income	$90	$21	$—	$111
Restructuring	7	1	—	8
Separation costs (1)	27	4	—	31
Asset impairments	7	1	—	8
Pension charges (2)	9	1	—	10
Adjusted operating income	$140	$28	$—	$168

Depreciation and amortization (3)	$107	$3	$—	$110

Six Months Ended June 30, 2018	Powertrain Systems	Aftermarket	Eliminations and Other	Total
Operating income	$228	$32	$—	$260
Restructuring	22	1	—	23
Separation costs (1)	25	6	—	31
Asset impairments	1	—	—	1
Adjusted operating income	$276	$39	$—	$315

Depreciation and amortization (3)	$96	$2	$—	$98

(1) Separation costs include one-time incremental expenses associated with becoming a stand-alone publicly-traded company.
(2) Pension charges include additional contributions to defined contribution plans, other payments to impacted employees and other related expenses resulting from the freeze of future accruals for nearly all U.K. defined benefit pension plans.

(3) Includes asset impairments.

Adjusted Net Income and Adjusted Net Income per Share: Adjusted Net Income and Adjusted Net Income per Share, which are non-GAAP measures, are presented as supplemental measures of the Company’s financial performance which management believes are useful to investors in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and which may obscure underlying business results and trends. Management utilizes Adjusted Net Income and Adjusted Net Income per Share in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Adjusted Net Income is defined as net income attributable to Delphi Technologies before restructuring and other special items, including the tax impact thereon. Adjusted Net Income per Share is defined as Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Not all companies use identical calculations of Adjusted Net Income and Adjusted Net Income per Share, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company’s 2019 outlook was determined using a consistent manner and methodology.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in millions, except per share amounts)
Net income attributable to Delphi Technologies	$27	$86	$43	$184
Adjusting items:
Restructuring	5	12	8	23
Separation costs (1)	13	21	31	31
Asset impairments	5	1	8	1
Pension charges (2)	2	—	25	—
Tax impact of adjusting items (3)	(1)	(5)	(5)	(8)
Adjusted net income attributable to Delphi Technologies	$51	$115	$110	$231

Weighted average number of diluted shares outstanding	88.11	89.05	88.33	88.98
Diluted net income per share attributable to Delphi Technologies	$0.31	$0.97	$0.49	$2.07
Adjusted net income per share	$0.58	$1.29	$1.25	$2.60

(1)	Separation costs include one-time incremental expenses associated with becoming a stand-alone publicly-traded company.
(2)
Pension charges include a one-time plan curtailment charge, additional contributions to defined contribution plans, other payments to impacted employees and other related expenses resulting from the freeze of future accruals for nearly all U.K. defined benefit pension plans.

(3)
Represents the income tax impacts of the adjustments made for restructuring and other special items by calculating the anticipated income tax impact of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.